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CONTACT:

Richard A. Galanti
(206) 803-8163

FOR IMMEDIATE RELEASE

                 PRICECOSTCO ANNOUNCES INTENTION TO SPIN OFF
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            COMMERCIAL REAL ESTATE OPERATIONS VIA EXCHANGE OFFER
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     Kirkland, Washington; and San Diego, California-July 15,
1994--PriceCostco, Inc. (NASDAQ: PCCW) today announced its intention to spin-off its commercial real estate operations, together with certain other assets, into a newly formed company ("Newco"). The spin-off would be accomplished by means of an exchange offer enabling each PriceCostco shareholder desiring to invest in Newco to exchange one share of PriceCostco stock for a share of Newco.

    It is presently contemplated that approximately 27 million shares of Newco would be offered in the exchange, representing 100% of the shares to be outstanding. If the offer is over-subscribed, all tendering shareholders would be prorated equally. There are currently approximately 217 million shares of PriceCostco stock outstanding.

    Final Board approval of the terms of the spin-off/exchange is expected within the next several weeks after definitive documentation detailing the assets to be included, the terms of certain operating and other agreements between the companies and the number of shares of Newco to be issued have been finally determined.

    Included in the assets to be spun-off are the following:

    (i) Commercial real estate: certain real estate not integral to PriceCostco's merchandising operations, including commercial buildings under lease to third party tenants, along with certain notes receivable;

    (ii) Four warehouse properties: the transfer/leaseback of four existing Price Club warehouses connected with the commercial properties being trans-

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ferred in Westbury, NY; Pentagon City, VA; Wayne, NJ; and Morena Blvd., CA;
each of which will be leased back by PriceCostco;

    (iii) Mexico operations: a 51% interest in PriceCostco's 50/50 Mexico joint venture with a third party;

    (iv) Certain international rights: a 51% interest in the merchandising opportunities yet to be developed in certain other international markets identified as Australia, New Zealand, the northern Mariana Islands, Central America, certain islands east of Central America (excluding Puerto Rico) and Bermuda;

    (v) Quest Electronic Catalogue: a 51% interest in the Company's Quest operations which consists of its in-store computerized kiosk shopping network currently installed in 25 PriceCostco locations; and

    (vi) Office space: certain office space in San Diego needed to run Newco's operations.

    The aggregate book value of the assets being spun-off as of May 8 was approximately $617 million, after giving effect to expected write-downs to be taken in the fourth quarter with respect to these assets. Based on the proposed capitalization of Newco and the current market price for PriceCostco shares ($ 14 11/16 on July 15) for which Newco's shares will be exchanged on a one-for-one basis, PriceCostco would record a special charge of approximately $230 million, since the spin-off would be treated as a disposition of assets for accounting purposes. The special charge would reflect the difference between the book value of the assets transferred and the market value of the PriceCostco stock acquired in the exchange. A spokesman for the Company noted that such a charge, the precise amount of which will be based on the fair market value of the PriceCostco shares exchanged on the closing date of the exchange offer, would be characterized as a loss on disposal of discontinued operations and would be a one-time, nonrecurring, noncash charge to PriceCostco. The exchange is intended to be nontaxable for federal income tax purposes to the Company and to the exchanging stockholders, although the closing of the exchange would not be conditioned on the transaction being nontaxable or on ob-


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taining a ruling from the Internal Revenue Service that the exchange would be considered nontaxable.

    Jim Sinegal, Chief Executive Officer of PriceCostco and Robert Price, Chairman of the Board of PriceCostco stated, "The proposed spin-off will allow each of us to more autonomously pursue our areas of interest and should allow for a more efficient utilization of the diverse management skills within the Company. Under the terms of the merger between Price and Costco which led to the current operating partnership under which the managements and boards of Price and Costco were combined, certain philosophical differences developed with respect to the two businesses regarding management strategies. Rather than try to create one culture and set of priorities applicable to disparate businesses, the PriceCostco Board determined that a better way to maximize available business opportunities would be to operate the current businesses as separate entities along the lines proposed. By effecting the spin-off as an exchange offer, the structure would enable those shareholders who wish to concentrate their investments in one segment versus the other, or to allocate their investments between the two segments in any proportion that the shareholder elects, to do so by either participating or refraining from participating in the exchange offer."

    Robert Price would be the Chief Executive Officer of Newco and Jim Sinegal would remain Chief Executive Officer of PriceCostco. The Board of Directors of Newco would initially consist of seven members, including Jim Sinegal and six members designated by the current members of the PriceCostco Board who were designated by The Price Company in connection with the merger of Price and Costco. Upon consummation of the exchange, such designees of The Price Company, other than Mr. Richard Libenson and a second designee, would resign from the PriceCostco Board.

    The assets and operations being spun-off constituted less than 10% of PriceCostco's earnings on a pre-tax basis for the first three quarters of fiscal 1994 (before the $120 million merger and restructuring charge recorded at the time of the merger of Price and Costco), and the net assets represent approximately 33% of the book value of the total net assets of PriceCostco.


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    The transaction is being designed so as to not have an adverse impact on the earnings per share (assuming moderate acceptance of the offer) or credit standing of PriceCostco following the spin-off and is designed to be accretive to the earnings per share of PriceCostco if the offer is fully subscribed.

    If the exchange is undersubscribed, PriceCostco currently intends to distribute the balance of shares in Newco as a dividend to the remaining PriceCostco stockholders pro rata, or, if less than 20% have not been exchanged, PriceCostco may at its option sell the retained shares to Newco at the then current market in exchange for a promissory note.

    If final Board approval of the spin-off/exchange is received, the transaction is expected to close prior to the end of 1994.















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